Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Karlson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.karlson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES $200 MILLION OPEN MARKET REPURCHASE

TEMPE, Ariz., May 1, 2026 -- Align Technology, Inc. (“Align”) (Nasdaq: ALGN), a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that it is planning to repurchase $200.0 million of Align’s common stock through open market repurchases under Align’s $1.0 billion stock repurchase program that was approved by Align’s Board of Directors in April 2025.

“We intend to repurchase $200.0 million of our common stock through open market transactions, reflecting the confidence management and the Board have in our long‑term strategy and growth opportunity,” said John Morici, Align CFO and executive vice president, global finance. “This action underscores the strength of our balance sheet and our ability to generate strong cash flow. We remain focused on executing our strategic priorities, delivering meaningful outcomes for doctors and patients, and creating long‑term stockholder value through sustainable growth and performance. We are operating with a clear focus on disciplined execution—prioritizing the areas we control and continuing to invest thoughtfully in the capabilities and initiatives that will define Align’s future.”

The open market repurchases of Align’s common stock will be executed pursuant to a Rule 10b5-1 trading plan. The timing and number of shares repurchased will be based on an evaluation of market conditions and other factors, including stock price, trading volume, general business and market conditions, and capital availability. The repurchases are expected to be completed by October 2026 and will be funded with Align’s cash on hand. As of March 31, 2026, Align had approximately 71.6 million shares outstanding and $1,059.8 million in cash and cash equivalents, of which $206.6 million is held domestically and is being used to support the open market repurchases under the latest trading plan and $853.2 million is held outside the United States.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for approximately 299.5 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 29 years, Align has helped doctors treat approximately 22.8 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign System or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: the aggregate value of common stock to be repurchased under the repurchase program; the expected completion date and form of the repurchases; our confidence in our long-term strategy and growth opportunity, and our ability to generate strong cash flow; our ability to focus on executing our strategic priorities, deliver meaningful outcomes for doctors and patients, and create long‑term stockholder value through sustainable growth and performance; our belief that we will continue to invest thoughtfully in capabilities and initiatives that will define Align’s future; our expectation that we will finance the repurchases with cash on hand; as well as other statements regarding the planned open market repurchases under the repurchase program. Forward-looking statements contained in this press release are based upon information available to Align as of the date hereof. These forward-looking statements reflect our best judgments based on currently known facts and circumstances and are subject to risks and uncertainties, and assumptions that may be inaccurate. As a result, actual results may differ materially and adversely from those expressed or implied in any forward-looking statement.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 27, 2026. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.